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                      [LOGO Tangram enterprise solutions]

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                       TANGRAM ENTERPRISE SOLUTIONS, INC.
                        11000 REGENCY PARKWAY, SUITE 401
                                 CARY, NC 27511
                                 (919) 653-6000

                     OFFER TO EXCHANGE OUTSTANDING OPTIONS
                    AT AN EXERCISE PRICE GREATER THAN $2.00
                                ISSUED UNDER THE
                       TANGRAM ENTERPRISE SOLUTIONS, INC.
                             1988 STOCK OPTION PLAN
                                    AND THE
                         1997 EQUITY COMPENSATION PLAN


                                 JUNE 29, 2001

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                       TANGRAM ENTERPRISE SOLUTIONS, INC.
                     OFFER TO EXCHANGE OUTSTANDING OPTIONS
                    AT AN EXERCISE PRICE GREATER THAN $2.00
                                ISSUED UNDER THE
                       TANGRAM ENTERPRISE SOLUTIONS, INC.
                             1988 STOCK OPTION PLAN
                                    AND THE
                         1997 EQUITY COMPENSATION PLAN

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., CARY, NORTH CAROLINA
             TIME, ON JULY 30, 2001, UNLESS THE OFFER IS EXTENDED.

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This transaction has not been approved or disapproved by the Securities and
Exchange Commission ("SEC") or any securities regulatory authority of any state, nor has the SEC or any securities regulatory authority of any state passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

We are offering our employees, excluding executive officers and members of the Board of Directors, the opportunity to exchange all outstanding stock options to purchase shares of our common stock granted under the 1988 Stock Option Plan or the 1997 Equity Compensation Plan (the "Option Plans") that have an exercise price that is higher than $2.00 per share ("Eligible Options") for replacement options to purchase shares of our common stock ("Replacement Options") that will be granted under our 1997 Equity Compensation Plan. If you wish to accept this offer, you must also exchange all of your options that were granted on or after six months prior to the Cancellation Date (as defined below). Since we currently expect to cancel all properly tendered and not validly withdrawn Eligible Options on July 31, 2001 (the "Cancellation Date"), this means that if you participate in this Offer (as defined below), you will be required to tender all options granted to you since January 31, 2001. The Replacement Options will be granted on or about February 4, 2002, or on a later date if the Offer is extended (the "Replacement Option Grant Date").

We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange", the related letter from Norman L. Phelps, dated June 29, 2001, the Election Form and the Notice of Change in Election from Accept to Reject Form (which together, as they may be amended from time to time, constitute the "Offer"). Participation in this Offer is completely voluntary. This Offer is not conditioned upon a minimum number of Eligible Options being exchanged, although if you elect to participate, you must exchange all of your options that were granted on or after January 31, 2001. This Offer is subject to the conditions that we describe in Section 6 -- "Conditions of the Offer" of this Offer to Exchange.

The offer and withdrawal rights of this Offer expire at 5:00 p.m., Cary, North Carolina Time, on July 30, 2001 (the "Expiration Date"), unless the Offer is extended. Should you decide to tender your options or withdraw

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your tendered options, we must receive, on or before 5:00 p.m., Cary, North
Carolina Time, on July 30, 2001 (or such later date and time as we may extend the expiration of the Offer), a properly completed and executed Election Form and any other documents required by the Election Form or, as the case may be, a Notice of Change in Election from Accept to Reject Form. These documents must be delivered by mail, facsimile or hand delivery to us, Attention: Human Resources. This is a one-time Offer, and we will strictly enforce the tender offer period and the cut-off time for the Offer of 5:00 p.m., Cary, North Carolina Time, on July 30, 2001.

Although our Board of Directors has approved this Offer, neither we nor our Board of Directors makes any recommendation as to whether or not you should tender your Eligible Options for exchange in the Offer. You must make your own decision whether to tender your Eligible Options for exchange in the Offer.

Shares of our common stock are quoted on The Nasdaq SmallCap Market ("Nasdaq") under the symbol "TESI." On June 28, 2001, the closing price of our common stock as reported on Nasdaq was $1.05 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

You should direct questions about this Offer, requests for assistance in completing the related documentation, or requests for additional copies of the Offer to Exchange to sbarbee@tangram.com or by telephone at (919) 653-1268.
                     -------------------
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________________________________________________________________________________

                                   IMPORTANT

Regardless of whether you accept or reject this Offer, you must complete the Election Form found on our internal website created for this Offer, http://web.tangram.com/administration/formlist.htm and submit it in accordance
--------------------------------------------------
with its instructions on or before the Expiration Date, or a later date if we extend the Offer. If you do not submit the Election Form on or prior to the Expiration Date (or such later date if we extend the Offer), we will treat your failure to submit the Election Form as a rejection of the Offer. You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept this Offer as they will be automatically cancelled if we accept your Eligible Options for exchange pursuant to this Offer. However, you will be required to return your stock option agreements upon our request.

We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. Our Board of Directors, however, believes that the Offer may create a better chance for some participants to obtain value from their options and our stock option program in the short-term. The Board of Directors recognizes that the decision to accept the Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer is limited to this Offer to Exchange, and the Tender Offer Statement on Schedule TO filed by us with the SEC as of the date hereof.

We are not making the Offer to, and we will not accept any tender of options from or on behalf of, optionholders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer to optionholders in any of these jurisdictions.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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________________________________________________________________________________

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY TERM SHEET..........................................................   5

THE OFFER...................................................................  16

     1.   NUMBER OF OPTIONS; EXPIRATION DATE................................  16
     2.   PURPOSE OF THE OFFER..............................................  17
     3.   PROCEDURES........................................................  18
     4.   CHANGE IN ELECTION AND WITHDRAWAL RIGHTS..........................  19
     5.   ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND CANCELLATION AND
          ISSUANCE OF REPLACEMENT OPTIONS...................................  20
     6.   CONDITIONS OF THE OFFER...........................................  21
     7.   PRICE RANGE OF COMMON STOCK.......................................  23
     8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS..  24
     9.   INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
          ARRANGEMENTS INVOLVING THE ELIGIBLE OPTIONS.......................  27
     10.  STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER............  28
     11.  LEGAL MATTERS; REGULATORY APPROVALS...............................  29
     12.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.....................  30
     13.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT....................  32
     14.  FEES AND EXPENSES.................................................  33
     15.  INFORMATION ABOUT US..............................................  33
     16.  ADDITIONAL INFORMATION............................................  48
     17.  MISCELLANEOUS.....................................................  49

SCHEDULE A..................................................................  50

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                              SUMMARY TERM SHEET

THE FOLLOWING ARE ANSWERS TO SOME OF THE QUESTIONS THAT YOU MAY HAVE ABOUT THE OFFER. WE URGE YOU TO READ CAREFULLY THE REMAINDER OF THIS OFFER TO EXCHANGE AND THE ACCOMPANYING DOCUMENTS BECAUSE THE INFORMATION IN THIS SUMMARY TERM SHEET IS NOT COMPLETE. THE REFERENCES TO SECTION NUMBERS IN THESE QUESTIONS AND ANSWERS ARE TO SECTION NUMBERS IN THE OFFER TO EXCHANGE MATERIALS IMMEDIATELY FOLLOWING THIS SUMMARY OF TERMS WHERE YOU CAN FIND A MORE COMPLETE DESCRIPTION OF THE RELEVANT TOPICS.

WE GROUPED THE QUESTIONS AND ANSWERS UNDER THE FOLLOWING CATEGORIES:

     --  General Discussion of the Offer;

     --  The Basics of the Offer;

     --  Vesting, Exercise Price and Term of Replacement Options;

     --  How the Option Cancellation and Exchange Works;

     --  How the Offer Impacts Future Option Grants;

     --  The Duration of the Offer;

     --  Tax Status of Replacement Options; Tax Considerations;

     --  How to Elect to Exchange Your Eligible Options; and

     --  Miscellaneous and More Information

GENERAL DISCUSSION OF THE OFFER

Q1.  What Is The Offer?

A1. Our Stock Option Exchange Program (that we also call the "Offer") is a voluntary program permitting eligible employees (all employees other than executive officers and directors) to cancel stock options that are currently issued and outstanding under our 1988 Stock Option Plan and our 1997 Equity Compensation Plan (the "Option Plans") that have an exercise price that is higher than $2.00 per share ("Eligible Options") and exchange them for replacement options covering the same number of shares ("Replacement Options") that will be granted under our 1997 Equity Compensation Plan. If you wish to accept this Offer, you must also exchange all of your options that were granted on or after six months prior to the Cancellation Date (as defined below). Since we currently expect to cancel all tendered Eligible Options on July 31, 2001 (the "Cancellation Date"), this means that if you participate in the Offer, you also will be required to tender for exchange all options granted to you since January 31, 2001. The Replacement Options will be granted on or about February 4, 2002, or a later date if the Offer is extended (the "Replacement Option Grant Date"). (See Section 1 "Number of Options; Expiration Date").

Q2.  Why Are We Making This Offer?

A2. We believe that granting stock options provides an opportunity to: (1) align employee and shareholder interests and (2) provide incentives for employees to achieve high levels of performance. We are making the Offer because of the decline in the price of our common stock over the last year. We recognize that the exercise prices of the majority of outstanding options to purchase our

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common stock are currently higher than the price of our common stock as reported on The Nasdaq SmallCap Market ("Nasdaq"), which has reduced the potential value of your options and our stock option program to you. The Offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. (See Section 2 -- "Purpose of the Offer").

We designed our stock option program to be a valuable benefit to you and to reward you for your contributions to our long-term business success. Our stock option program allows you to buy a specific number of shares of our common stock at a set exercise price on a future date. The exercise price is the price per share of common stock equal to the fair market value of our common stock on the date that your stock option was granted and is contained in your option agreement. If the current fair market value of our common stock is greater than the exercise price of the shares of common stock in your option, you would have the opportunity to purchase common stock with a built-in gain at the time you exercise your option. The built-in gain would be equal to the difference in the value of the common stock on the day you exercise all or part of your options and the exercise price. Accordingly, because many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock, we felt it appropriate to make this Offer.

Q3.  Is This A Repricing?

A3. We do not believe that this is a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced and we would have a variable accounting charge against earnings. (See Section 10 "Status of Eligible Options Acquired by Us in the Offer").

Q4. Why Can't Tangram Just Reprice My Options, As I Have Seen Done At Other Companies?

A4. In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were simply to reprice options, our potential for future profitability would be in serious jeopardy, as we would be required to take a charge against earnings on any future appreciation of the repriced options. (See Section 10 "Status of Eligible Options Acquired by Us in the Offer").

Q5.  What Options May I Exchange As Part Of This Program?

A5. We are offering to exchange all outstanding, unexercised stock options to purchase shares of our common stock granted under our 1997 Equity Compensation Plan and our 1988 Stock Option Plan that have an exercise price greater than $2.00 per share and are held by eligible employees (those employees other than executive officers and directors).

If, on the Expiration Date, an Eligible Option that an employee has elected to exchange has an exercise price per share LESS than the closing price of our common stock on Nasdaq on that day, that option is not an Eligible Option and any election you may have made to exchange that option will not be accepted by us (unless such option was granted on or after January 31, 2001). (See Section 1 "Number of Options; Expiration Date").

Q6.  What Are The Conditions To The Offer?

A6. The Offer is subject to a number of conditions, including the conditions described in Section 6 -- "Conditions to the Offer." However,

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the Offer is not conditioned on a minimum number of optionholders accepting the
Offer or a minimum number of options being exchanged.

Q7. Are There Any Eligibility Requirements I Must Satisfy In Order To Receive The Replacement Options?

A7. You must actively and continuously be employed by Tangram or be on an authorized leave of absence from such employment on the Expiration Date, and you must remain continuously and actively employed by Tangram or be on an authorized leave of absence from such employment through the Replacement Option Grant Date. (See Section 5 -- "Acceptance of Eligible Options for Exchange and Cancellation and Issuance of Replacement Options").

If you are not an employee on the Expiration Date, you will not be eligible to exchange any Eligible Options and any election you may have made will not be accepted by us.

If you do not remain an employee through the Replacement Option Grant Date and your Eligible Options were cancelled under this Offer, you will not be granted Replacement Options and your cancelled options will not be reinstated. If your employment with us is terminated as part of a voluntary or involuntary termination or reduction in force, you will fall into this category.

THE BASICS OF THE OFFER

Q1.  How Does The Offer Work?

A1. On or before the Expiration Date, you may decide to exchange any one or all of your Eligible Options for Replacement Options, which will be granted on the Replacement Option Grant Date. Your Replacement Options will represent the same number of shares as each Eligible Option that you exchanged. The number of shares to be granted under your Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date. Furthermore, if you elect to exchange any of your Eligible Options, all options granted during the six months prior to the Expiration Date will be cancelled automatically and Replacement Options will be granted for those Eligible Options. (See Section 1 -- "Number of Options; Expiration Date").

Q2.  What If My Eligible Options Are Not Currently Vested? Can I Exchange Them?

A2. Yes. Your Eligible Options do not need to be vested in order for you to participate in the Offer.

Q3. If I Elect To Exchange My Eligible Options, Do I Have To Exchange All Of My Eligible Options Or Can I Just Exchange Some Of Them?

A3. If you have more than one Eligible Option, then you may exchange any or all of them. You cannot, however, exchange part of any particular Eligible Option and keep the balance; you must tender for exchange all unexercised shares that are subject to each particular Eligible Option that you elect to tender for exchange. In all cases, if you exchange any of your Eligible Options, you must exchange all of your options granted six months prior to the cancellation of any tendered Eligible Options. This includes options with an exercise price of $2.00 or less. For example, if you received an option grant in June 2000 and another option grant in March 2001 and you want to tender your June 2000 option grant, you would also be required to tender your March 2001 option grant. (See
Section 1  "Number of Options; Expiration Date").

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Q4.  When Will I Receive My Replacement Options?

A4. We will not grant the Replacement Options until the Replacement Option Grant Date, which will be no sooner than the first business day that is six months and one day after the date we intend to cancel Eligible Options we accept for exchange in the Offer (the "Cancellation Date"). The Cancellation Date will be the first business day following the Expiration Date. Our Board of Directors has selected this date as the actual grant date for the new options. If we cancel tendered options on July 31, 2001, which is the scheduled date for the cancellation of the options (the first business day following the Expiration
Date), the new options will not be granted until February 4, 2002, or such later date if we extend the Offer. We expect to distribute the Replacement Option agreements within approximately four to six weeks following the Replacement Option Grant Date. (See Section 5 -- "Acceptance of Eligible Options for Exchange and Cancellation and Issuance of Replacement Options").

Q5. Why Won't I Receive My Replacement Options Immediately After The Expiration Date Of The Offer?

A5. If we were to grant the new Replacement Options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange in the Offer, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company's share price as a compensation expense for the new options issued under this Offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. This could have a negative impact on our stock price performance. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards. (See Section 5 -- "Acceptance of Eligible Options for Exchange and Cancellation and Issuance of Replacement Options").

Q6. Why Can't Eligible Employees Just Be Granted More Options Without Having Eligible Options Cancelled?

A6. We have a limited pool of options available for grant to our employees. There are no options available for grant under the 1988 Stock Option Plan. The grant of supplemental options, without the cancellation of outstanding Eligible Options, would reduce the number of options that are currently available for grant to our employees under the 1997 Equity Compensation Plan. As most of the outstanding Eligible Options are, to a large extent, "underwater", i.e., the exercise prices of such options are greater than the current trading price for our commons shares, we have determined that it is in the best interests of Tangram and our shareholders, including our employee shareholders, to make this Offer. We believe the structure of the Offer strikes a balance between the interests of our employees and shareholders by attempting to minimize the future dilutive impact of our ongoing stock option program. Eligible Options that have been granted under the 1997 Equity Compensation Plan and that we acquire in connection with the Offer will be cancelled and the shares of common stock that may be purchased under those Eligible Options will be returned to the pool of shares available for grants of new awards or options under the 1997 Equity Compensation Plan, without further shareholder action, except as required by applicable law or the rules of the Nasdaq or any

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other securities quotation system or stock exchange on which our common stock is then quoted or listed. Eligible Options that were granted under the 1988 Stock Option Plan and that we acquire in connection with the Offer will be cancelled.

Q7. Why Will Eligible Employees Be Required To Surrender Options Granted In The Last Several Months Which Have A Fairly Low Exercise Price?

A7. If we were to allow eligible employees to keep Eligible Options that were granted within six months before the date Eligible Options are cancelled in this Offer, we could be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements, which would reduce our reported earnings for each fiscal quarter that the options issued in the last six months remained outstanding. This could have a negative impact on our stock price performance.

VESTING, EXERCISE PRICE AND TERM OF REPLACEMENT OPTIONS

Q1.  How Will My Replacement Options Vest?

A1. Vesting for each Replacement Option will start on the Replacement Option Grant Date, which is anticipated to be February 4, 2002, unless this Offer is extended. Twenty-five percent of the new Replacement Options will vest immediately upon the Replacement Option Grant Date and 25% will vest on each of the first, second and third anniversaries of the Replacement Option Grant Date. (See Section 8 "Source and Amount of Consideration; Terms of Replacement Options" and Section 12 "Material U.S. Federal Income Tax Consequences").

Q2. Will I Have To Wait Longer To Sell Common Stock Under My Replacement Options Than I Would Under The Eligible Options That I Exchange?

A2. Possibly. Twenty-five percent of the new Replacement Options will vest immediately upon the Replacement Option Grant Date and 25% will vest on each of the first, second and third anniversaries of the Replacement Option Grant Date. Also, employees who are subject to our window trading policy may have to wait longer to sell any portion of the shares of common stock subject to the Replacement Options. Additionally, employees who receive incentive stock options may have to wait longer to sell shares of common stock subject to the Replacement Options in order to achieve certain tax consequences. (See Section 12 "Material U.S. Federal Income Tax Consequences").

Q3.  What Is The Exercise Price For The Replacement Options?

A3. The exercise price per share of your Replacement Options will be 100% of the fair market value of our common stock on the Replacement Option Grant Date, as determined by the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date. WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTIONS YOU EXCHANGED. Therefore, we recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Offer and exchange your Eligible Options. (See Section 8 -- "Source and Amount of Consideration; Terms of Replacement Options").

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Q4.  How Long Is The Option Term Of The Replacement Options?

A4. All Replacement Options will have our standard option expiration term of ten years from the date of grant, or earlier if your employment with Tangram terminates.

Q5. What If My Employment Is Terminated After The Date That My Eligible Options Are Cancelled?

A5. If your employment with us is terminated after your Eligible Options are cancelled and before the Replacement Option Grant Date, you will forfeit the Eligible Options you cancelled, and you will not receive any Replacement Options. (See Section 1 -- "Number of Options; Expiration Date").

HOW THE OPTION CANCELLATION AND EXCHANGE WORKS

Q1. If I Exchange My Eligible Options, How Many Shares Will I Receive Under My Replacement Options?

A1. This is a share-for-share Stock Option Exchange Program, so for each share covered by the Eligible Options you exchange, you will receive one share under the Replacement Options. However, the number of shares covered by your Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date. (See Section 1 -- "Number of Options; Expiration Date").

Q2. I Have More Than One Eligible Option. Do I Have To Exchange All Of Them In Order To Participate?

A2. No. You may exchange one or more of your Eligible Options or none at all. However, if you elect to exchange any Eligible Option, any options granted during the six months prior to the Cancellation Date will automatically be exchanged, and Replacement Options will be granted for them. If you choose not to exchange any of your Eligible Options, then no options will be exchanged. (See Section 1 -- "Number of Options; Expiration Date").

Q3. Can I Exchange The Remaining Portion Of An Eligible Option That I Have Partially Exercised?

A3. Yes. You may tender the remaining portion of an option that you have partially exercised. Accordingly, you may tender one or more of your option grants, but you must either tender all of the unexercised shares covered by each option grant or none of those shares. However, only unexercised shares covered by an Eligible Option may be exchanged if you elect to exchange a partially exercised Eligible Option. (See Section 1 -- "Number of Options; Expiration Date").

Q4. If I Elect To Exchange One Or More Of My Eligible Options As Part Of The Offer, Are Any Other Options Affected?

A4. Yes. If you participate in the Offer, you must also tender all of your options granted during the six months prior to the Cancellation Date and such options will automatically be exchanged and Replacement Options will be granted for them. This includes options with an exercise price of $2.00 or less per share. For example, if you received an option grant in June 2000 and another option grant in March 2001 and you want to tender your June 2000 option grant, you would also be required to tender your March 2001 option grant. (See Section 1 -- "Number of Options; Expiration Date").

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Q5.  Will You Be Required To Give Up All Your Rights To The Cancelled Options?

A5. Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. We currently expect to accept all properly tendered options promptly following the expiration of the Offer. You have the right to change your election regarding particular tendered options at any time before the expiration of the Offer. The Offer is scheduled to expire at 5:00 p.m., Cary, North Carolina Time, on July 30, 2001, unless we extend it. Additionally, if for any reason you do not remain employed by us through the date we grant the new Replacement Options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled pursuant to this Offer.

HOW THE OFFER IMPACTS FUTURE OPTION GRANTS

Q1.  How Will This Impact My Opportunity To Receive Future Option Grants?

A1. This will not affect your opportunity to receive future option grants; however, see the information contained in Q2. and A2. immediately below this answer.

Q2. Will Eligible Employees Be Considered For Additional Option Grants Before The Replacement Option Grant Date Of The New Replacement Options? If An Eligible Employee Does Not Participate In The Offer, When Should He/She Expect To Receive A New Option Grant?

A2. The focus of the option program for the remainder of 2001 and early 2002 is to provide eligible employees with an opportunity for realizing potential value with respect to existing Eligible Options. At this time, it is our intention not to grant additional options until the Replacement Option Grant Date, except in extraordinary circumstances. This would apply to employees who choose to tender their Eligible Options in the Offer and those who do not. We will defer the granting of new options because if eligible employees who tender their Eligible Options that are cancelled in this Offer were granted options prior to the Replacement Option Grant Date, we would be required under the financial accounting rules applicable to us to recognize significant charges in our financial statements. We anticipate returning to a more normal option-granting pattern after the Replacement Option Grant Date.

Q3. Can Eligible Employees Continue To Exercise Vested Eligible Options Between Now And The Date The Tendered Eligible Options Are Cancelled In The Offer?

A3. Eligible employees can exercise vested options, including vested Eligible Options, during the Offer period. However, Eligible Options that are exercised during the Offer period will no longer be outstanding and will not be available for cancellation and exchange in the Offer.

THE DURATION OF THE OFFER

Q1.  How Long Will This Offer Remain Open?

A1. The Offer will expire at 5:00 p.m., Cary, North Carolina Time, on the Expiration Date, which is expected to be July 30, 2001, or a later date if we extend the Offer. We currently have no plans to extend the Offer beyond July 30, 2001. However, if we do extend the Offer, you will be notified of the extension. If we extend the Offer, we will publicly announce the extension no later than 9:00 a.m., Cary, North Carolina Time, on July 31, 2001, the next business day following the previously scheduled expiration of the Offer. (See

Section 13 -- "Extension of the Offer; Termination; Amendment").

Q2. If The Offer Is Extended, How Does The Extension Impact The Date On Which My Replacement Options Will Be Granted?

A2. If we extend the Offer, the Replacement Option Grant Date will be extended to a day that is at least six months and one business day after the extended Cancellation Date. (See Section 13 -- "Extension of the Offer; Termination; Amendment").

TAX STATUS OF REPLACEMENT OPTIONS; TAX CONSIDERATIONS

This section of the Questions and Answers relates only to persons subject to U.S. federal income taxes and does not cover any state, local or non-U.S. tax consequences. We recommend you consult with your own tax advisor to determine the tax consequences of accepting the Offer.

Q1. Will My Replacement Options Be Incentive Stock Options Or Nonqualified Stock Options?

A1. For United States employees, the Replacement Options will be incentive stock options to the extent they qualify under the Internal Revenue Code Section 422, but only if your original stock options were incentive stock options. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the optionholder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value does not qualify for incentive stock option treatment. To the extent a Replacement Option exceeds the incentive stock options limitation, the remainder of the Replacement Option will be treated for tax purposes as a nonqualified stock options. THEREFORE, IF THE REPLACEMENT OPTIONS HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR ELIGIBLE OPTIONS OR IF YOUR ELIGIBLE OPTIONS BECOME EXERCISABLE THIS YEAR BEFORE THEY ARE CANCELLED, A PORTION OF THE REPLACEMENT OPTIONS MAY EXCEED THE LIMITS FOR INCENTIVE STOCK OPTIONS. (See
Section 8 -- "Source and Amount of Consideration; Terms of Replacement
Options").

Q2. In The U.S., What Is The Difference In Tax Treatment Between Nonqualified Stock Options And Incentive Stock Options?

A2. When you exercise a nonqualified stock option, you will pay federal, state and local income taxes and FICA taxes on the difference between the exercise price of the nonqualified stock option and the fair market value of the common stock on the day of exercise. This amount will be reported as income on your W-2 for the year in which the exercise occurs. Withholding amounts must be collected when the exercise takes place. When you sell shares that you have acquired by exercising a nonqualified stock option, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain or short-term capital gain taxable to you at the time of sale, depending on whether you held the shares for more than one year.

You generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of your shares, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. When you sell your shares that you have acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of your shares is a qualifying disposition if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised. (See Section 12 -- "Material U.S. Federal Income Tax Consequences").

If the disposition of the shares you receive when you exercise incentive stock options is a qualifying disposition, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of your shares on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount you realize in excess of the ordinary income amount will be long-term capital gain or short-term capital gain, depending on whether or not you sold your shares more than one year after the option was exercised. (See Section 12 -- "Material U.S. Federal Income Tax Consequences").

Q3.  Will I Have To Pay Taxes If I Exchange My Eligible Options In The Offer?

A3. We do not believe there are any tax consequences as a result of your participation in the Offer. However, for personalized tax advice you should contact your own tax advisor. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance contribution consequences of this transaction under the laws of the country in which you live and/or work. (See
Section 12 -- "Material U.S. Federal Income Tax Consequences").

Q4   What Are The Tax Implications For Not Participating In This Offer?

A4. We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. However, the Internal Revenue Service may characterize our Offer to you as a "modification" of those Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the Internal Revenue Service that your Eligible Options have been modified could extend the Eligible Options' holding period to qualify for favorable tax treatment and cause a portion of your Eligible Options to be treated as nonqualified stock options. If you choose not to exchange your Eligible Options and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Options and the sale of the common stock that you will receive upon exercise. (See Section 12 -- "Material U.S. Federal Income Tax Consequences").

HOW TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS

Q1.  What Do I Need To Do To Exchange My Eligible Options?

A1. To exchange your Eligible Options, you must complete and submit the Election Form found on our internal website, http://web.tangram.com/administration/formlist.htm, by 5:00 p.m., Cary, North
--------------------------------------------------
Carolina Time, on or prior to the Expiration Date, which is expected to be July 30, 2001, or a later date if we extend the Offer. We may reject any Eligible Options if we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the Eligible Options. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly tendered Eligible Options promptly after the expiration of the Offer. (See Section 3 -- "Procedures").

Q2.  What Is The Deadline To Elect To Participate In The Offer?

A2. You must submit your Election Form by 5:00 p.m., Cary, North Carolina Time, on or prior to the Expiration Date (or such later date if we extend the Offer). Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we do extend the Offer, you will be notified of the extension. If we extend the Offer, we will publicly announce the extension no later than 9:00 a.m., Cary, North Carolina Time, on July 31, 2001, the next business day following the previously scheduled expiration of the Offer. (See
Section 13 -- "Extension of the Offer; Termination; Amendment").

Q3.  Can I Change My Election? How Often?

A3. Yes. You can change your election at any time by revising and resubmitting your Election Form prior to the Expiration Date. There is no limit to the number of times you can change your election prior to the Expiration Date. However, the last Election Form you submit prior to the Expiration Date will be the election that governs your participation in the Offer. If we extend the Offer beyond the Expiration Date, you may change your previous election at any time until the time of the expiration of the extended Offer. (See Section 4 "Change in Election and Withdrawal Rights").

Q4.  What Will Happen If I Do Not Turn In My Form By The Expiration Date?

A4. This is a one-time offer, and we will strictly enforce the tender offer period and the cut-off time for the Offer of 5:00 p.m., Cary, North Carolina Time, on July 30, 2001. If you miss the Expiration Date deadline, you cannot participate in the Offer. (See Section 3 "Procedures").

Q5.  What If I Do Not Accept This Offer?

A5. This Offer is completely voluntary. You do not have to participate, and there are no penalties for electing not to participate in this Offer. We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. As such, if you elect not to exchange your incentive stock options, we believe that your option will remain an incentive stock option. However, it is possible that the IRS may characterize our Offer to you as a "modification" of those Eligible Options that are incentive stock options, even if you decline the Offer. A successful assertion by the IRS that such options have been modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of such options to be treated as nonqualified stock options. If you choose not to exchange your Eligible Options and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those options and the sale of the common stock that you will receive upon exercise. (See Section 12 -- "Material U.S. Federal Income Tax Consequences").

MISCELLANEOUS AND MORE INFORMATION

Q1. What Happens To My Replacement Options If Tangram Merges Or Is Acquired Prior To The Replacement Option Grant Date?

A1. If we merge with, or are acquired by, another entity between the Expiration Date and the Replacement Option Grant Date, then the resulting entity will be obligated to grant the Replacement Options under the same terms as provided in this Offer; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between us and the acquirer based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquirer's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquirer's common stock than the number of shares subject to the Eligible Options that you exchange if no acquisition had occurred. (See Section 8 -- "Source and Amount of Consideration; Terms of Replacement Options").

Q2.  Do We And The Board Of Directors Recommend That You Take The Offer?

A2. Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. We strongly urge you to read this Offer to Exchange and the related documents and understand the risks before making your decision. For a summary of the risks relating to the Offer, please see Section 15 -- "Information about Us -- Risk Factors" beginning on page 34 of this Offer to Exchange. For questions regarding tax implications or other investment related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

Q3.  Where Do I Go If I Have Additional Questions About This Offer?

A3. For additional information or assistance, please call Susan Barbee at (919) 653-1268 or e-mail Ms. Barbee at sbarbee@tangram.com.
                                 -------------------

________________________________________________________________________________

                                   THE OFFER

1.   NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering to issue Replacement Options in exchange for Eligible Options held by our eligible employees (all employees other than executive officers and directors). Eligible Options are all outstanding options that were granted under the Option Plans that have an exercise price that is higher than $2.00. As of June 29, 2001, there were 1,799,501 options outstanding of which 478,507 are eligible to participate in this Option Exchange Program.

You may exchange one or more of your Eligible Options, but you may not exchange less than all shares subject to a particular Eligible Option. If you elect to exchange any Eligible Option, however, you MUST also exchange all options granted on or after six months prior to the Cancellation Date, which is expected to be July 31, 2001, unless we extend the Offer. Our Offer is subject to the terms and conditions described in this Offer. We will only accept Eligible Options that are properly exchanged and not validly withdrawn in accordance with
Section 5 of this Offer before the Offer expires on the Expiration Date.

The Replacement Options will be granted on approximately February 4, 2002, or a later date if the Offer is extended. Each Replacement Options will represent the same number of shares as each Eligible Option that you exchange. The number of shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.
If, for any reason, you are not actively and continuously employed by us from the Expiration Date through the Replacement Option Grant Date, you will not receive any Replacement Options or any other consideration in exchange for your Eligible Options that have been tendered for exchange. In addition, if the Eligible Options that you tendered for exchange have an exercise price that is less than the fair market value of our common stock on the Expiration Date, those options are not eligible to be exchanged in the Offer (other than those options which were granted within six months of the Cancellation Date, which will be cancelled). Participation in this Offer does not confer upon you the right to remain employed by us. All Replacement Options will be issued under our 1997 Equity Compensation Plan pursuant to Replacement Option agreements between you and us.

Special considerations apply to employees located in the Netherlands and the United Kingdom. In these countries, the application of local taxation rules may have an impact upon the re-grant. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance contribution consequences of this Offer under the laws of the country in which you live and work.

The term "Expiration Date" of this Offer means 5:00 p.m., Cary, North Carolina Time, on July 30, 2001, unless we, in our discretion, extend the Offer. If we extend the Offer, the term "Expiration Date" will refer to the latest time and date at which the Offer expires. See Section 13 -- "Extension of the Offer; Termination; Amendment" for a description of our rights to extend, delay, terminate and amend the Offer.

We will publish a notice if we decide to take any of the following actions:

     . increase or decrease what we will give you in exchange for your Eligible Options;

     . increase or decrease the number of Eligible Options to be exchanged in the Offer; or

     .    extend or terminate the Offer.

If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer for a period of ten business days after the date the notice is published.

A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Cary, North Carolina Time.

2.   PURPOSE OF THE OFFER.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this Offer, we intend to provide our employees an opportunity to acquire or increase a proprietary interest in us, thereby creating a stronger incentive to expend maximum effort for our growth and success and thereby increase shareholder value. We also intend to encourage our employees to continue their employment by us.

The Board of Directors has approved this Offer. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. However, the Board of Directors believes that the Offer may create a better chance for some employees to obtain value from their options and our stock option program in the short-term. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial and/or tax situation.

Subject to the foregoing, and except as otherwise disclosed in this Offer or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans or proposals that relate to or would result in:

     (a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation;

     (b)  any purchase, sale or transfer of a material amount of our assets;

     (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     (d) any change in our management, including a change to the material terms of employment of any executive officer;

     (e) any change in our present board of directors or management, including a change in the number or term of directors;

     (f)  any other material change in our corporate structure or business;

     (g) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     (h) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act");

     (i) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

     (j) the acquisition by any person of any material amount of our securities or the disposition of any material amount of securities; or

     (k) any change to our Articles of Incorporation, as amended, or Bylaws, as amended, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Options in the Offer, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Options in the Offer.

3.   PROCEDURES.

Making Your Election. To make your election to accept or reject this Offer, you must make your election and submit the Election Form before the Expiration Date (or such later date if we extend the Offer). We must receive your Election Form no later than 5:00 p.m., Cary, North Carolina Time, on the Expiration Date. The Election Form is found on our internal website at http://web.tangram.com/administration/formlist.htm. The Election Form must be
--------------------------------------------------
sent via facsimile (919) 653-1254 or hand delivery or mailed to Human Resources. You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Options for exchange in this Offer. You will be required to return your stock option agreements upon our request. The delivery of the Election Forms and any other required documents are at the sole risk of the optionholder. Delivery will be deemed made only when actually received by us.

Determination Of Validity; Rejection Of Eligible Options; Waiver Of Defects; No Obligation To Give Notice Of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notice of Change in Election From Accept to Reject Forms.
Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms, Notice of Change in Election From Accept to Reject Forms or Eligible Options that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Options that are exchanged. Otherwise, we will accept Eligible Options that are properly and timely tendered for exchange and are not validly withdrawn. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form or Notice of Change in Election From Accept to Reject Form with respect to any particular Eligible Options or any particular optionholder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the optionholder exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options, and no one will be liable for failing to give notice of any defects or irregularities.

Our Acceptance Constitutes An Agreement. If you elect to exchange your Eligible Options and you tendered for exchange your Eligible Options according to the procedures described herein, you will have accepted the Offer. Our acceptance of Eligible Options that are properly and timely tendered for exchange will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the Expiration Date of the Offer all Eligible Options that are properly and timely tendered for exchange and have not been validly withdrawn.

4.   CHANGE IN ELECTION AND WITHDRAWAL RIGHTS.

You may only withdraw your tendered options or change your election by following the procedures described in this Section 4.

You may change your election at any time on or before 5:00 p.m., Cary, North Carolina Time, on the Expiration Date. If we extend the Offer beyond that time, you may change your election at any time until the expiration of the extended Offer. To change your election, including from rejecting the Offer to accepting the Offer, you must re-submit the Election Form, a copy of which can be obtained at http://web.tangram.com/administration/formlist.htm, before the Expiration
   --------------------------------------------------
Date (or such later date if we extend the Offer). The last Election Form submitted by you prior to the Expiration Date (or such later date if we extend the Offer) will be treated by us as your final election with respect to the Offer.

You may withdraw your tendered options at any time before 5:00 p.m., Cary, North Carolina Time, on the Expiration Date. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the expiration of the extended Offer. In addition, if we have not accepted your tendered options for exchange by August 27, 2001, you may withdraw your tendered options at any time after August 27, 2001.

To validly withdraw tendered options, an optionholder must deliver to us a written Notice of Change in Election From Accept to Reject Form, or a facsimile thereof, with the required information, while the optionholder still has the right to withdraw the election to exchange options. The Notice of Change in Election From Accept to Reject Form must specify the name of the optionholder who elected to have the options be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn, and the total number of option shares to be withdrawn. Except as described in the following sentence, the Notice of Change in Election From Accept to Reject Form must be executed by the optionholder who elected to exchange the options to be withdrawn exactly as such optionholder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Notice of Change in Election From Accept to Reject Form.

You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for exchange for purposes of the Offer, unless you properly re-tender those options for exchange before the Expiration Date (or such later date if we extend the Offer) by following the procedures described in this Section 4.

The delivery of the Election Form, the Notice of Change in Election From Accept to Reject Form and any other required documents are at the sole risk of the optionholder. Delivery will be deemed made only when actually received by us.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Change in Election From Accept to Reject Form or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of the Notice to Change Election From Accept to Reject Forms and new or amended Election Forms. Our determination of these matters will be final and binding.

5. ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

Upon the terms and conditions of the Offer and promptly following the Expiration Date, we will accept for exchange and cancel options properly tendered and not validly withdrawn on or before the Expiration Date (or such later date if we extend the Offer). Once the options are cancelled, you will no longer have any rights with respect to those options.

Subject to the terms and conditions of this Offer, if your Eligible Options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be July 31, 2001, and you will be granted a new Replacement Option on a date that is approximately the first business day that is six months and one day after the date we cancel the options accepted for exchange. Our Board of Directors has selected this date as the actual grant date for the new Replacement Options. Thus, subject to the terms and conditions of this Offer, if your Eligible Options are properly tendered by July 30, 2001, the scheduled Expiration Date of the Offer, and accepted for exchange and cancelled on July 31, 2001, you will be granted a new Replacement Option on February 4, 2002. If we accept and cancel Eligible Options properly tendered for exchange after July 31, 2001, the period in which the new Replacement Option will be granted will be similarly delayed.

We will send you an e-mail or written notice of our acceptance for exchange and cancellation of all Eligible Options properly exchanged and not validly withdrawn as of the Expiration Date. We will notify you on or prior to July 31, 2001 (or a later expiration date if we extend the Offer) if we reject your election. If you are not notified of a rejection and you receive notice of our acceptance for exchange and cancellation of all Eligible Options properly tendered for exchange and not validly withdrawn, you may assume that on the Expiration Date that your properly executed and delivered Election Form has been accepted. After we accept Eligible Options for exchange and cancellation, we will send each optionholder who accepted the Offer a letter confirming the Replacement Option that we will grant to the optionholder on the Replacement Option Grant Date.

If we accept options you tender in the Offer, you will not be granted any other options, until the Replacement Option Grant Date for your new Replacement Options at the earliest. We will defer the grant to you of any other options for which you might otherwise be eligible to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer. However, you will not receive any options if you are no longer employed by us on the Replacement Option Grant Date.

Your new option grant will entitle you to purchase the same number of shares as the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends, recapitalizations and similar transactions. If, for any reason, you are not an eligible employee of us through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been cancelled pursuant to this Offer.

We are not accepting partial tenders of options. You may tender, however, the remaining portion of an option that you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares covered by each option grant or none of those shares.

If you decide to tender any of your option grants, then you must tender all of your options that were granted to you during the six-month period prior to the cancellation of any tendered options. This includes options with an exercise price at or below $2.00 per share. For example, if you received an option grant in June 2000 and a grant in March 2001 and you want to tender your June 2000 option grant, you would also be required to tender your March 2001 option grant.

For purposes of the Offer, we will be deemed to have accepted for exchange options that are properly tendered and not validly withdrawn as, if and when we give oral or written notice to the optionholders of our acceptance for exchange of such options, which notice may be made by press release, inter-office memorandum or e-mail. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that are not validly withdrawn. We will send you an e-mail notice of our acceptance for exchange and cancellation of all Eligible Options properly tendered for exchange and not validly withdrawn as of the Expiration Date.

6.   CONDITIONS OF THE OFFER.

Notwithstanding any other provision of this Offer, we will not be required to accept any Eligible Options that you tender for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case at any time on or before the Expiration Date (or such later date if we extend the Offer), if we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you tender for exchange, including, but not limited to, the following:

 . any action proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Options, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

 . any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

               (a) make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

               (b) delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options;

               (c) materially impair the benefits we believe we will receive from the Offer; or

               (d) materially and adversely affect our business, condition (financial or other), income, operations, or prospects;

 .  there is:
               (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

               (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

 . another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:
               (a) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

               (b) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

 . any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may waive them at any time before the Expiration Date, whether or not we waive any other condition to the Offer. Should we decide to waive any of the conditions to the Offer, we must do so before 5:00 p.m., Cary, North Carolina Time, on July 30, 2001 (or by a later expiration date if the Offer is extended).

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any particular right is not, and shall not be construed as, the waiver of any other right. However, once we choose to waive a particular right, we may not reassert that particular right again in this Offer. Any determination we make concerning the events described in this Section 6 will be final and binding on everyone.

7. PRICE RANGE OF COMMON STOCK.

The Eligible Options to be exchanged for Replacement Options pursuant to this Offer are not publicly traded. However, upon exercise of an option that we granted, the optionholder becomes an owner of our common stock. Our common stock is quoted on The Nasdaq SmallCap Market ("Nasdaq") tier of The Nasdaq Stock Market under the symbol "TESI." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported on Nasdaq.

                                                                                                      Tangram
                                                                                                    Common Stock
                                                                                      --------------------------------------
                                                                                              High                  Low
                                                                                      -----------------     ----------------
Fiscal Year 2001
----------------
Quarter ended June 30 (through June 28, 2001).........................................          $ 1.550               $0.460
Quarter ended March 31, 2001..........................................................            1.281                0.375

Fiscal Year 2000
----------------

Quarter ended December 31, 2000.......................................................          $ 1.375               $0.313
Quarter ended September 30, 2000......................................................            2.438                1.000
Quarter ended June 30, 2000...........................................................            9.313                1.500
Quarter ended March 31, 2000..........................................................           18.500                7.250

                                                                                                          Tangram
                                                                                                        Common Stock
                                                                                                ----------------------------
                                                                                                  High                LOW
                                                                                                ----------------------------
Fiscal Year 2000
----------------
Quarter ended December 31, 1999.......................................................          $ 9.875               $0.875
Quarter ended September 30, 1999......................................................            3.000                1.000
Quarter ended June 30, 1999...........................................................            4.750                2.500
Quarter ended March 31, 1999..........................................................            5.000                2.250

As of June 28, 2001, the last reported closing price of our common stock, as reported by Nasdaq, was $1.05 per share.

WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTIONS. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

Consideration. Your Replacement Options will represent the same number of shares as each Eligible Option that you exchange in the Offer. The number of shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date (or such later date if we extend the Offer) and the Replacement Option Grant Date.

If we receive and accept the exchange of all outstanding Eligible Options, we will grant Replacement Options to purchase a total of approximately 478,507 shares of our common stock. The common stock issuable upon exercise of the Replacement Options would equal approximately 2.5% of the total shares of our common stock outstanding as of June 29, 2001.

Merger Or Acquisition. If we merge with or are acquired by another entity between the Expiration Date (or such later date if we extend the Offer) and the Replacement Option Grant Date, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between us and the acquirer based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquirer's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquirer's stock than the number of shares subject to the Eligible Options that you exchange.

Terms Of Replacement Options. All Replacement Options will be issued under the 1997 Equity Compensation Plan. We will issue a new option agreement to each optionholder who has elected to exchange options in the Offer. Except for the exercise price and the vesting schedule, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options elected for exchange.

The terms and conditions of your current option are set forth in the Option Plan under which it was granted and the stock option agreement you entered into in connection with the grant. In addition, the terms and conditions of the Option Plans are summarized in the applicable Prospectus prepared by us and previously distributed to you.

The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of options or benefits in lieu of options.

The following description of the 1997 Equity Compensation Plan and the Replacement Option agreement is a summary and is not complete. A Replacement Option will be subject to the terms and conditions of the 1997 Equity Compensation Plan from which it is granted and the Replacement Option agreement. Additional information about the 1997 Equity Compensation Plan may be found in the S-8 Registration Statement and related Prospectus prepared in connection with the 1997 Equity Compensation Plan and filed with the SEC on November 25, 1998 (Reg. No. 333-67973). Please contact sbarbee@tangram.com to request copies
                                           -------------------
of the 1997 Equity Compensation Plan, related Prospectus and current form of stock option agreement. Copies will be provided promptly and at our expense. The form of stock option agreement may be changed with the approval of our Board of Directors or our Compensation Committee prior to the Replacement Option Grant Date.

General. The 1997 Equity Compensation Plan was adopted in February 1997. There are 2,000,000 shares of common stock reserved for issuance under the 1997 Equity Compensation Plan, of which 977,763 shares are available for future grants, as of June 29, 2001. The 1997 Equity Compensation Plan is designed so that the options granted under the 1997 Equity Compensation Plan qualify as incentive stock options under the Internal Revenue Code. The Replacement Options, to the extent permissible, will be granted out of the 1997 Equity Compensation Plan and will be incentive stock options, to the extent possible. Factors that might limit our ability to classify the Replacement Options as incentive stock options include the tax laws that govern incentive stock options. If we are unable to designate all of the Replacement Options granted under the 1997 Equity Compensation Plan as incentive stock options, the remaining Replacement Options will be nonqualified stock options.

Administration. The Compensation Committee of our Board of Directors administers the 1997 Equity Compensation Plan. The Compensation Committee has the authority to construe, interpret and amend the 1997 Equity Compensation Plan.

Term. The term of each option granted under the 1997 Equity Compensation Plan is fixed by the Compensation Committee at the time of grant. The Replacement Options to be granted under the 1997 Equity Compensation Plan will have a term that expires at 11:59 p.m., Cary, North Carolina Time, on the day prior to the ten-year anniversary of the Replacement Option Grant Date.

Time Of Exercise. Generally, you may exercise the vested portion of a Replacement Option at any time. However, if your active and continuous employment with us terminates, the time during which you may exercise the vested portion of your Replacement Option will be shortened. If your employment or service with us terminates for any reason other than your death or permanent disability, generally you must exercise the vested portion of your Replacement Option within three months following your termination date. If your employment or service with us terminates as a result of your permanent disability, generally you must exercise the vested portion of your Replacement Option within 12 months following your termination date. If your employment or service with us terminates as a result of your death, generally your estate or beneficiaries must exercise the vested portion of your Replacement Option within 12 months following your termination date. Notwithstanding the foregoing, your Replacement Option agreement might provide for shorter or longer post-termination exercise periods; you should check your Replacement Option agreement. However, under no circumstances may you exercise the Replacement Options after the expiration of the term of such option.

Exercise Price. The Replacement Options will have an exercise price equal to the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

Vesting And Exercise. The Compensation Committee of our Board of Directors (the "Compensation Committee") has the authority to determine the time or times at which options granted under the 1997 Equity Compensation Plan may be exercised. The Compensation Committee may also accelerate the exercisability of options.
If you receive a Replacement Option and are continuously employed by us, your Replacement Option will vest as follows:

     . Your Replacement Options will vest 25% as of the Replacement Option Grant Date and will vest 25% annually on the first, second and third anniversaries of the Replacement Option Grant Date. We anticipate the Replacement Option Grant Date to be February 4, 2002, unless we extend this Offer.

Tax Consequences. You should refer to Section 12 -- "Material U.S. Federal Income Tax Consequences" for a discussion of the U.S. federal income tax consequences of the Replacement Options and the Eligible Options, as well as the consequences of accepting or rejecting this Offer. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance contribution consequences of this transaction under the laws of the country in which you live and work.

Termination Of Employment. IF, FOR ANY REASON, YOU ARE NOT EMPLOYED BY US FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN TENDERED FOR EXCHANGE IN THE OFFER. IF YOUR EMPLOYMENT WITH US IS TERMINATED AFTER YOU TENDERED YOUR ELIGIBLE OPTIONS FOR EXCHANGE IN THE OFFER, BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, prior to the Replacement Option Grant Date and after the Expiration Date, you will not receive anything for the Eligible Options that you tendered for exchange and we canceled.

Registration Of Option Shares. All shares of common stock issuable upon exercise of options under the Option Plans, including the shares that will be issuable upon exercise of all Replacement Options under the 1997 Equity Compensation Plan, have been registered under the Securities Act of 1933, as amended (the "Securities Act"), on Registration Statements on Form S-8 filed with the SEC (Reg. Nos. 333-67945 and 333-67973, respectively). Unless you are considered an "affiliate" of ours, you will be able to sell your Replacement Option shares free of any transfer restrictions under applicable securities laws.

Our statements in this Offer concerning the 1997 Equity Compensation Plan and the Replacement Options are merely summaries and do not purport to be complete. These statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1997 Equity Compensation Plan and the corresponding form of option agreement under the 1997 Equity Compensation Plan which are filed as exhibits to the Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. See Section 16 -- "Additional Information" for a discussion on how to obtain copies of the 1997 Equity Compensation Plan and the corresponding form of option agreement.

9. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTIONS.

Directors and executive officers of the Company are not eligible to participate in this Offer. A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of June 29, 2001, our executive
                          ----------
officers and non-employee directors (10 persons) as a group held options outstanding under the Option Plans to purchase a total of 800,000 shares of our common stock. This represented approximately 44% of the shares subject to all options outstanding under the Option Plans as of that date. Set forth below is a table with information regarding the amount of our securities beneficially owned by our executive officers, directors and greater than 5% shareholders as of June 29, 2001.

         STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND GREATER
                   THAN 5% SHAREHOLDERS AS OF JUNE 29, 2001

                                             Shares                                Shares Beneficially
                                          Beneficially     Options Exercisable       Owned Assuming           Percent of
                 Name                        Owned           Within 60 Days        Exercise of Options          Shares
---------------------------------------  ---------------  --------------------- -----------------------   ----------------
Safeguard Scientifics, Inc. (1)            12,316,604                      0                 12,316,604          58.9%
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087

Axial Technology Holding AG                 3,000,000                      0                  3,000,000          14.4%
Blickensdorferstrasse 2
6312 Steinhausen, Switzerland

John F. Owens                                       0                 16,000                     16,000           *

Norman L. Phelps                               20,000                 25,000                     45,000           *

Steven F. Kuekes                              939,727                360,000                  1,299,727           6.1%

Thomas R. Brown                                     0                      0                          0           *

                                             Shares                                Shares Beneficially
                                          Beneficially     Options Exercisable       Owned Assuming           Percent of
                 Name                        Owned           Within 60 Days        Exercise of Options          Shares
---------------------------------------  ---------------  --------------------- -----------------------   ----------------
James A. Ounsworth                                  0                      0                          0           *

Carl G. Sempier                                     0                 16,000                     16,000           *

Carl Wilson                                         0                 13,000                     13,000           *

Steven R. Zodtner                                   0                      0                          0           *

Ronald R. Nabors                                7,500                 37,500                     45,000           *

John N. Nelli                                   7,000                112,500                    119,500           *

Executive officers and directors as a
 group (10 persons)                           974,227                580,000                  1,554,227          7.2%

--------------------------------------

*    Less than 1% of our outstanding shares of common stock

     Each individual has the sole power to vote and to dispose of the shares (other than shares held jointly with spouse) except as otherwise disclosed.

(1) Safeguard Scientifics, Inc. includes 10,816,604 shares held by Safeguard Scientifics (Delaware), Inc. and 3,000 Series F preferred shares held by Safeguard Delaware, Inc., both are wholly owned subsidiaries of Safeguard Scientifics, Inc. The Series F preferred shares are convertible into 1,500,000 shares of common stock, which are included in this table on an as-converted basis. All of the shares beneficially owned by Safeguard have been pledged by Safeguard as collateral under its line of credit.

During the past 60 days, we have not granted any options to purchase shares of our common stock, nor has any individual exercised options to acquire shares of our common stock.

In the 60 days prior to and including June 29, 2001, our executive officers and directors participated in the following transactions involving our shares of common stock:

     . On May 10, 2001, Ronald R. Nabors acquired 5,000 shares on the open market at $0.76 per share. On May 11, 2001, Norman L. Phelps acquired an aggregate of 10,000 shares on the open market at an average cost $0.70 per share. On May 15, 2001, John N. Nelli acquired 5,000 shares on the open market at $0.62 per share.

Except as otherwise described above, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock or in transactions involving our common stock during the past 60 days. In addition, except as otherwise described above, neither we nor, to our knowledge, any of our executive officers or directors are a party to any agreement, arrangement or understanding with respect to any of our securities (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

10.  STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER.

Many of our optionholders hold options with exercise prices significantly higher than the current market price of our common stock. We believe it is in our and our shareholders' best interests to offer these optionholders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable optionholders to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised, canceled or expired.

We believe that we can accomplish our goals of providing optionholders with the benefit of choosing whether they want to receive options that over time may have greater potential to increase in value than the Eligible Options held by the optionholders, without incurring additional current or future compensation expense because:

     . we will not grant any Replacement Options until a day that is at least six months and one day after the date that we accept and cancel Eligible Options tendered for exchange (the Cancellation Date);

     . the exercise price of the Replacement Options will equal 100% of the fair market value which is determined by the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date;

     . we will require any optionholder who tenders Eligible Options in the Offer to tender all Eligible Options that he or she received during the six months immediately prior to the Cancellation Date; and

     . we will defer the grant of any other options to which an optionholder who tendered Eligible Options in the Offer may be entitled until the Replacement Option Grant Date.

Eligible Options that have been granted under the 1997 Equity Compensation Plan and that we acquire in connection with the Offer will be cancelled and the shares of common stock that may be purchased under those Eligible Options will be returned to the pool of shares available for grants of new awards or options under the 1997 Equity Compensation Plan without further shareholder action, except as required by applicable law or Nasdaq rules or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed. Eligible Options that were granted under the 1988 Stock Option Plan and that we acquire in connection with the Offer will be cancelled. All Replacement Options will be granted under the 1997 Equity Compensation Plan.

11.  LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to issue Replacement Options is subject to conditions, including, but not limited to, the conditions described in Section 6.

If we are prohibited by applicable laws or regulations from granting the Replacement options during the period beginning immediately after the day that is six months and one day from the date that we cancel the Eligible Options accepted for exchange in the Offer, we will not grant any Replacement Options. Such a prohibition could result from changes in SEC rules, regulations or policies or Nasdaq listing requirements. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any Replacement Options and you will not get any other compensation for the Eligible Options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

12.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an optionholder. If you are an eligible employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of the Offer under the laws of the country in which you live and work.

If you exchange outstanding incentive or nonqualified stock options for Replacement Options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

At the Replacement Option Grant Date, you will not be required to recognize additional income for federal income tax purposes. The grant of Replacement Options is not recognized as taxable income.

Federal Income Tax Consequences Of Incentive Stock Options. You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for Replacement Options.

If you exchange your incentive stock options and we accept your incentive stock options, any Replacement Options you are granted will qualify as incentive stock options to the extent permissible. The exchange and cancellation of your incentive stock options will not give rise to any tax consequences. To the extent we are unable to grant all of your Replacement Options as incentive stock options, or to the extent the Eligible Options you exchanged are nonqualified stock options, you will be subject to different tax treatment than if you held incentive stock options.

We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. However, if you choose not to accept this Offer, it is possible that the Internal Revenue

Service would decide that the right to exchange your incentive stock options under this Offer is a "modification" of your incentive stock options, even if you do not exchange options. A successful assertion by the Internal Revenue Service that your incentive stock options are modified could extend the holding period of the incentive stock options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

Under current law, you should not have realized taxable income when the incentive stock options were granted to you under the Option Plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the incentive stock option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the incentive stock option. Except in certain circumstances that are described in the Option Plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the common stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount will be ordinary income to you. Any amount in excess of the ordinary income amount will be long-term capital gain or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

If you pay the exercise price of an incentive stock option by returning shares of common stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the common stock returned to pay the exercise price will be treated as having a substituted tax basis for an equivalent number of shares of common stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the common stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash, as discussed above. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

Federal Income Tax Consequences Of Nonqualified Stock Options. Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable information reporting requirements.

If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

13.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Options tendered for exchange by announcing the extension and giving oral or written notice of the extension to the optionholders. Any extension of the Offer will result in an equivalent extension of the Replacement Option Grant Date.

Prior to the Expiration Date, in order to terminate or amend the Offer, we may postpone accepting and canceling any Eligible Options if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the

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

postponement to you and all of the other optionholders. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to optionholders or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Offer.

We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued no later than 9:00 a.m., Cary, North Carolina Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

     . increase or decrease what we will give you in exchange for your Eligible Options;

     . increase or decrease the number of Eligible Options to be exchanged in the Offer; or

     .  extend or terminate the Offer.

If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten business days after the date the notice is published.

14.  FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange their Eligible Options pursuant to this Offer.

15.  INFORMATION ABOUT US.

Overview

Tangram develops and markets lifecycle asset management software for large and midsize organizations across all industries, in both domestic and international markets. Our core business strategy and operating philosophy focus on delivering world-class customer care, providing phased asset management solutions that are tailored to our customers' evolving business needs, and maintaining a leading-edge technical position that results in long-term customer loyalty and sustained shareholder value. We are a partner company of Safeguard Scientifics, Inc. (NYSE:SFE). Safeguard is a leader in identifying, developing, and operating premier technology companies with a focus on three sectors: software, communications, and eServices. Safeguard provides value acceleration services to its partner companies and leverages its vast network of

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

resources to their benefit as strategic partners, customers, test beds, and sales channels. The Safeguard network consists of more than 40 direct holdings and an extended network of more than 250 technology-centric partner companies. Safeguard is our majority shareholder, holding approximately 59% of our outstanding common shares (assuming the conversion of the Series F preferred stock).

Since early 1996, we have focused our business on the asset tracking market and the introduction and sale of our Asset Insight product. Asset Insight, an information technology asset tracking product, allows businesses to track changes in their information technology asset base (including hardware and software), forward plan technology requirements, optimize end-user productivity, and calculate the cost of software and hardware upgrades. In October 2000, we announced a strategic move to become a leader in the asset management market. This strategy allows us to build upon our core Asset Insight tracking technology and expertise and expand into a steadily growing, multi-billion dollar market. In support of this business strategy, we purchased the technology of Wyzdom Solutions, Inc. from Axial Technology Holding AG in March 2001, providing the technological foundation for Tangram's asset management offering, Enterprise Insight. With Wyzdom's fully web-based lifecycle asset management technology, we are positioned to deliver a full asset management offering by mid-2001. This lifecycle offering, which is being rebranded as a member of the Tangram family of solutions, will allow business leaders to manage their information technology assets from initial planning and procurement through final disposal--ensuring information technology assets are maximized to cost-effectively support corporate objectives. We will continue to enhance our industry-leading asset tracking technology to ensure our customers can effectively manage new and emerging technologies, such as wireless and handheld personal digital assistants
(PDA) devices. These asset tracking features remain the foundation of every asset management initiative. Additionally, in support of the commitment to make Asset Insight a fully web-enabled solution, all new features will be web-based, allowing our customers to access and analyze their diverse asset information directly from their web browsers. As part of our new lifecycle asset management offering, we are expanding our services offerings whereby we will work closely with our customers to prioritize their asset management requirements, pinpointing the necessary process and technology changes and executing a phased asset management implementation plan that delivers significant value during each step of the deployment. This tailored service will cover specific disciplines, such as (i) software license management; (ii) enterprise moves, adds and changes; (iii) lease management, and (iv) procurement.

Our principal executive offices are located at 11000 Regency Parkway, Suite 401, Cary, North Carolina 27511 and our telephone number is (919) 653-6000. Our website address is www.tangram.com. The information on our website is not a part of this Offer.

Risk Factors

Information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and our 10-Q for the quarter ended March 31, 2001, is incorporated herein by reference. Moreover, the risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be materially harmed. In that event, the trading price of our common stock could decline.

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

We Have A History Of Losses And Negative Cash Flow From Operations And Cannot Assure That We Will Be Profitable In The Future On An Operating Basis Or Otherwise.

We have incurred substantial losses in recent years, and predicting our future operating results is difficult. If we continue to incur losses, consume cash, if our revenues decline, or if our expenses increase without commensurate increases in revenues, our operating results will suffer and the price of our common stock may fall. Although operating activities may provide cash in certain periods, we anticipate that our operating and investing activities may use additional cash. Consequently, operations may require us to obtain additional equity or debt financing. However, we have no present understanding, commitment, or agreement with respect to any such transaction. Accordingly, there can be no assurance that we will have access to adequate debt or equity financing or that, if available, it will be under terms and conditions satisfactory to us or which may not be dilutive.

Our Future Operating Expenses And Capital Expenditures Will Increase, Which May Harm Our Operating Results.

We will continue to incur significant operating expenses and capital expenditures as we seek to:

     . pursue strategic opportunities, including acquisitions, alliances and relationships with other companies;
     . expand our worldwide sales and marketing operations; and . develop our software to address the e-infrastructure needs of new markets such as the Internet business market.

If these expenditures do not lead to improved results, we may not earn profits.

Our Revenues Vary Significantly From Quarter-To-Quarter For Numerous Reasons Beyond Our Control. Quarter-To-Quarter Variations Could Result In A Substantial Decrease In Our Stock Price If Our Revenues Or Operating Results Are Less Than The Expectations Of Our Investors.

Our revenues or operating results in a given quarter could be substantially less than anticipated by our investors, which could result in a substantial decline in our stock price. In addition, quarter-to-quarter variations could create uncertainty about the direction or progress of our business, which could also result in a decline in the price of our common stock. Our revenues and operating results will vary from quarter-to-quarter for many reasons, many of which are beyond our control, including:

     .  dependence on a small number of large license transactions;
     . our partners are unsuccessful in selling our products or we are unsuccessful in adding new partners;
     .  the budgeting cycles and investment cycles of our customers;
     .  new products we announce or that our competitors announce;
     .  changes in our product mix;
     . long sales cycle for our products; and . market demand for our software.

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

As a result, our quarterly revenues and operating results are not predictable with any significant degree of accuracy.

Our Quarterly Revenues And Revenue Growth Are Increasingly Dependent On A Small Number Of Large License Transactions.

Our revenues in a given quarter could be adversely affected if we are unable to complete one or more large license agreements, if the completion of a large license agreement is delayed, or if the contract terms were to prevent us from recognizing revenue during that quarter.

Historically, we have been dependent on closing large Asset Insight product sales in a given quarter. We expect our reliance on these large transactions to continue for the foreseeable future. If we are unable to complete a large license transaction by the end of a particular quarter, our revenues and operating results could be materially below the expectations of our investors, and our stock price could fall. In particular, our dependence on a few relatively large license transactions could have a material adverse effect on our quarterly revenues or revenue growth rates to the extent we are unable to complete a large license transaction because a large prospective customer determines to reduce its capital investments in technology in response to slowing economic growth, budget constraints, or for any other reason.

In addition, when negotiating large software licenses, many customers time their negotiations until quarter-end in an effort to improve their ability to negotiate more favorable pricing terms. As a result, we recognize a substantial portion of our revenues in the last month or weeks of a quarter, and license revenues in a given quarter depend substantially on orders booked during the last month or weeks of a quarter.

Maintenance Renewals Have Accounted For A Significant Portion Of Our Revenue; However, There Can Be No Assurance That We Will Be Able To Sustain Current Renewal Rates In The Future.

Cancellations of licenses, subscription or maintenance contracts could reduce our revenues and harm our operating results. In particular, our maintenance contracts with customers terminate on an annual basis. Substantial cancellations of maintenance agreements, or a substantial failure to renew these contracts, would reduce our revenues and harm our operating results.

Our Revenue Growth May Be Affected If Our Partners Are Unsuccessful In Selling Our Products Or If We Are Unsuccessful In Adding New Partners.

Many of our transactions are sourced, developed, and closed through our strategic and distribution partners, including resellers and system integrators. If the number or size of these partner-influenced transactions were to decrease for any reason, our revenue growth and operating results could be materially and adversely affected. If our sales through these indirect channels, or to new distributors, resellers, or strategic partners, were to decrease in a given quarter, our total revenues and operating results could be harmed.
Historically, sales through indirect channels, including distributors, third-party resellers, and system integrators, represent a significant percentage of our total sales. If sales through these channels were to decrease, we could experience a shortfall in our revenues. We have less ability to manage sales through indirect channels, relative to direct sales, and less visibility about our channel partners' success in selling our products. As a result, we could experience unforeseen variability in our revenues and operating results for a number of reasons, including the following:

     .  inability of our partners to sell our products;
     . a decision by our partners to favor competing products; or . inability of our partners to manage the timing of their purchases from us against their sales to end-users, resulting in inventories of unsold licenses held by channel partners.

Many Of Our Channel Partners Experienced Internal Management And Financial Performance Problems That Impacted Their Ability To Resell Our Product. In Response, We Have Shifted From Exclusively Indirect Sales Channel To A Predominantly Direct Sales Organization.

Our products and services require a sophisticated selling effort targeted at several key people within a prospective customer's organization. This process requires the efforts of experienced sales personnel as well as specialized consulting professionals. In addition, the complexity of our products, and issues associated with installing and maintaining them, require highly-trained customer service and support personnel. We are in the process of expanding our direct sales force to complement our marketing arrangements with our channel partners and distributors. As we have only recently begun this expansion, our direct sales force has limited experience selling and delivering our phased asset management solutions. If we are unable to successfully train our direct sales force or hire these personnel in the future and train them in the use of our products, our business, operating results and financial conditions could be harmed.

A key part of our solution will be the delivery of expert asset management services. If we are unable to meet customers' service requests with internal resources (due to limited capacity or business expertise), we will partner with our resellers and other third-party service providers for additional support. There can be no assurance that we will be able to effectively implement this new sales process. Our failure to implement solutions that address customers' requirements and provide timely and cost-effective customer support and service could have a material adverse effect on our business, operating results, and financial condition.

We May Be Unable To Expand Our Business And Increase Our Revenues If We Are Unable To Expand Our Distribution Channels.

If we are unable to expand our distribution channels effectively, our business, revenues and operating results could be harmed. In particular, we will need to expand our direct sales force and establish relationships with additional system integrators, resellers and other third-party channel partners who market and sell our products. If we cannot establish these relationships, or if our channel partners are unable to market our products effectively or provide cost-effective customer support and service, our business, revenues and operating results will be harmed. Even where we are successful in establishing a new third-party relationship, our agreement with the third-party may not be exclusive. As a result, our partners may carry competing product lines.

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

Our Quarterly Revenues And Revenue Growth Rates Are Dependent On The Budgeting Cycles And Investment Cycles Of Our Customers.

Our quarter-to-quarter revenues will depend on customer budgeting cycles. If customers change their budgeting cycles, or reduce their capital spending on technology, our revenues could decline. Many analysts predict substantially slower growth rates for, and potential reductions in, information technology capital investment in 2001. To the extent these projections prove accurate, we expect our quarterly revenues and operating results will be adversely affected.

Our Quarterly Revenues And Revenue Growth Rates Could Be Affected By New Products We Announce Or That Our Competitors Announce.

Announcements of new products or releases by us or our competitors could cause customers to delay purchases pending the introduction of the new product or release. In addition, announcements by us or our competitors concerning pricing policies could have an adverse effect on our revenues in a given quarter.

Our Products And Service Offerings Have Different Margins, And Changes In Our Revenue Mix Could Have An Adverse Effect On Our Operating Results.

Changes in our revenue mix could adversely affect our operating results because some products and service offerings provide higher margins than others. For example, margins on software licenses tend to be higher than margins on maintenance and services. Additionally, we utilize both inside and outside professional services consultants trained in the deployment of Asset Insight to deliver our implementation services. The outside consultants who are subcontractors generally cost significantly more than the consultants employed directly by us. Our gross profit can fluctuate based upon the mix of use of consultants who are subcontractors versus consultants employed directly by us.

The Long Sales Cycle For Our Products May Cause Substantial Fluctuations In Our Revenues And Operating Results.

Delays in customer orders could result in our revenues being substantially below the expectations of our investors. The sales cycle for our products typically takes six to nine months to complete, and we may experience delays that further extend this period. The length of the sales cycle may vary depending on factors over which we have little or no control, such as the size of the transaction, the internal activities of potential customers, and the level of competition that we encounter in selling the products. Our customers' planning and purchase decisions involve a significant commitment of resources and a lengthy evaluation and product qualification process. As a result, we may incur substantial sales and marketing expenses during a particular period in an effort to obtain orders. If we are unsuccessful in generating offsetting revenues during that period, our revenues and earnings could be substantially reduced, or we could experience a large loss. During the sales cycle, we typically provide a significant level of education to prospective customers regarding the use and benefits of our products. Any delay in the sales cycle of a large license or a number of smaller licenses could have an adverse effect on our operating results and financial condition.

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

If We Are Unable To Expand Our Business Internationally, Our Business, Revenues And Operating Results Could Be Harmed.

In order to grow our business, increase our revenues, and improve our operating results, we believe we must continue to expand internationally. In 2000, we established a direct sales presence in the United Kingdom and the Netherlands and are currently expanding our list of international distributors. If we expend substantial resources pursuing an international strategy and are not successful, our revenues will fall short of our expectations, and our operating results will suffer. International expansion will require significant management attention and financial resources, and we may not be successful expanding our international operations. Additionally, we have limited experience in developing local language versions of our products or in marketing our products to international customers. We may not be able to successfully translate, market, sell, and deliver our products internationally.

Conducting Business Internationally Poses Risks That Could Affect Our Financial Results.

Even if we are successful in expanding our operations internationally, conducting business outside North America poses many risks that could adversely affect our operating results. In particular, we may experience gains and losses resulting from fluctuations in currency exchange rates, for which hedging activities may not adequately protect us. To date, the majority of our international revenue has been denominated in United States currency; therefore, we have not experienced any significant currency fluctuations. However, future exchange rate risks can have an adverse effect on our ability to sell our products in foreign markets. Since we sell our products in U.S. dollars, our sales could be adversely affected by declines in foreign currencies relative to the dollar, thereby making our products more expensive in local currencies. If we are to sell our products in local currencies, we could be competitively unable to change our prices to reflect exchange rate changes. Additional risks we face in conducting business internationally include longer payment cycles, difficulties in staffing and managing international operations, problems in collecting accounts receivable, and the adverse effects of tariffs, duties, price controls or other restrictions that impair trade.

Our Business And Operating Results Will Be Harmed If We Cannot Compete Effectively Against Other Companies In Our Markets.

The market for our products is intensely competitive and diverse, and the technologies for our products can change rapidly. New products are introduced frequently and existing products are continually enhanced. Historically, we have encountered competition from a number of sources, including system management and infrastructure management companies. In mid-1999, vendors of asset management software and infrastructure management offerings enhanced their products to include functionality that is currently provided by asset tracking and low-end discovery tool software. Even though the asset tracking functionality provided as standard features of asset management and infrastructure management software is more limited than that of our Asset Insight products, there can be no assurance that a significant number of potential customers would not elect to accept such functionality in lieu of purchasing additional software. While we believe we maintain a strong competitive advantage in functionality and features, this emergence of asset management software and infrastructure management offerings is having the effect of extending our sales cycle, as well as creating pressure on us to reduce prices for our Asset Insight product line.

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

Competitors vary in size and in the scope and breadth of software and services offered. There are many vendors in the infrastructure management market, which includes asset tracking and asset management. This has created confusion and overlap among vendors, such as Peregrine, Remedy, MainControl, IntraWare, and Tally. Additionally, systems management suites provide auto-discovery features that overlap with our offerings. These vendors include Microsoft's SMS, Hewlett-Packard's OpenView, and Computer Associates' Unicenter. In the mid-sized asset tracking market, Asset Insight express competes with low-end discovery tools, such as Blue Ocean's TrackIT. We also face competition from numerous start-up and other entrepreneurial companies offering products that compete with the functionality offered by one or more of our asset management products and the internal information technology departments of those companies with asset management needs.

If we cannot compete effectively in our markets by offering products that are comparable in functionality, ease of use and price to those of our competitors, our revenues will decrease, and our operating results will be adversely affected. Many of our current and potential competitors have substantially greater financial, technical, marketing and other resources than we have. As a result, they may be able to devote greater resources than we can to the development, promotion and sale of their products and may be able to respond more quickly to new or emerging technologies and changes in customer needs.

Additional competition from new entrepreneurial companies or established companies entering our markets could have an adverse effect on our business, revenues and operating results. In addition, alliances among companies that are not currently direct competitors could create new competitors with substantial market presence. Because few barriers to entry exist in the software industry, we anticipate additional competition from new and established companies as well as business alliances. We expect that the software industry will continue to consolidate. In particular, we expect that large software companies will continue to acquire or establish alliances with our smaller competitors, thereby increasing the resources available to these competitors. These new competitors or alliances could rapidly acquire significant market share at our expense.

If We Do Not Respond Adequately To Our Industry's Evolving Technology Standards, Or Do Not Continually Develop Products That Meet The Complex And Evolving Needs Of Our Customers, Sales Of Our Products May Decrease.

As a result of rapid technological change in our industry, our competitive position in existing markets, or in markets we may enter in the future, can be eroded rapidly by product advances and technological changes. As the market evolves and competitive pressures increase, we believe that we will need to further expand our product offerings and improve the integration between our asset tracking and asset management solutions. We may be unable to improve the performance and features of our products as necessary to respond to these developments. In addition, the life cycles of our products are difficult to estimate. Our growth and future financial performance depend in part on our ability to improve existing products and develop and introduce new products that keep pace with technological advances, meet changing customer needs, and respond to competitive products. Our product development efforts will continue to require substantial investments. In addition, competitive or technological developments may require us to make substantial, unanticipated investments in new products and technologies, and we may not have sufficient resources to make these investments.

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

Product Development Delays Could Harm Our Competitive Position And Reduce Our Revenues.

If we experience significant product development delays, our position in the market would be harmed, and our revenues could be substantially reduced, which would adversely affect our operating results. We have experienced product development delays in the past and may experience delays in the future. In particular, we may experience product development delays associated with the integration of recently acquired products and technologies. Delays may occur for many reasons, including an inability to hire a sufficient number of developers, discovery of software bugs and errors, or a failure of our current or future products to conform to industry requirements.

Errors Or Other Software Bugs In Our Products Could Result In Significant Expenditures To Correct The Errors Or Bugs, Result In Our Inability To Deliver Product, And Could Result In Product Liability Claims.

Software products as complex as those we offer may contain errors that may be detected at any point in a product's life cycle. We have experienced errors in the past that resulted in delays in product shipment and increased costs. There can be no assurance that, despite our testing, errors will not be found. If we were required to expend significant amounts to correct software bugs or errors, our revenues could be harmed as a result of an inability to deliver the product, and our operating results could be impaired as we incur additional costs without offsetting revenues. Such errors may result in loss of, or delay in, market acceptance and sales, diversion of development resources, injury to our reputation, or increased service and warranty costs, any of which could have a material adverse effect on our business, results of operations, and financial condition.

If we were held liable for damages incurred as a result of our products, our operating results could be significantly impaired. Our license agreements with our customers typically contain provisions designed to limit exposure to potential product liability claims. These limitations, however, may not be effective under the laws of some jurisdictions. Although we have not experienced any product liability losses to date, the sale and support of our products entails the risks of these claims.

We May Experience Problems Integrating The Technologies Of Tangram And Wyzdom. Any Integration Problems Could Cause Us To Incur Substantial Unanticipated Costs And Expenses, Which Would Harm Our Operating Results.

If we are unable to integrate our business with the acquired Wyzdom Solutions assets, if we encounter unanticipated bugs or other technical problems that arise during quality assurance and testing that may delay the release of Tangram's asset management offerings, or if we are unable to succeed or capitalize upon the opportunities in the asset management market, we will incur substantial costs, which will increase our expenses and reduce any earnings or potentially result in losses, and we will fail to achieve the expected synergies of the acquisition. In addition, integration problems could divert management's attention from other business opportunities, which could result in slower revenue growth than anticipated or in declines in revenue. If we are unable to realize the strategic and financial benefits currently anticipated from the purchase of the lifecycle asset management software of Wyzdom Solutions, Inc., our shareholders will have experienced substantial dilution of their ownership interest without receiving any commensurate benefit.

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

We May Experience Integration Or Other Problems With Future Acquisitions, Which Could Have An Adverse Effect On Our Business Or Results Of Operations. New Acquisitions Could Dilute The Interests Of Existing Shareholders, And The Announcement Of New Acquisitions Could Result In A Decline In The Price Of Our Common Stock.

As part of our business strategy, we may find it desirable in the future to make acquisitions of, or significant investments in, businesses that offer complementary products, services and technologies. We may also make acquisitions of, or investments in, businesses that we believe could expand our distribution channels. If we identify an appropriate acquisition candidate, we may not be able to negotiate the terms of the acquisition successfully or finance the acquisition. If we consummate one or more significant acquisitions in which the consideration consists of stock or other securities, your ownership percentage in Tangram could be significantly diluted. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which could materially impair our operating results and financial condition. Any future acquisition or substantial investment would present numerous risks. The following are examples of these risks:

     . difficulties in assimilating the technology, operations or personnel of the acquired businesses into ours;
     .  potential disruption of our ongoing business;
     . difficulty in realizing the potential financial or strategic benefits of the transaction;
     . problems in maintaining uniform standards, controls, procedures and policies;
     . impairment of our relationships with our employees and clients as a result of any integration of new businesses and management personnel; and
     .  the diversion of our management's attention.

If We Cannot Attract And Retain Qualified Sales Personnel, Software Developers And Customer Service Personnel, We Will Not Be Able To Sell And Support Our Products.

Competition for qualified employees is intense, particularly in the technology industry, and we have in the past experienced difficulty recruiting qualified employees. If we are not successful in attracting and retaining qualified sales personnel, software developers and customer service personnel, our revenue growth rates could decrease, or our revenues could decline, and our operating results could be materially harmed. Our products and services require a sophisticated selling effort targeted at several key people within a prospective customer's organization. This process requires the efforts of experienced sales personnel as well as specialized consulting professionals. In addition, the complexity of our products, and issues associated with installing and maintaining them, require highly-trained customer service and support personnel. We intend to hire a significant number of these personnel in the future and train them in the use of our products. We believe our success will depend in large part on our ability to attract and retain these key employees.

Our Business Could Be Harmed If We Lost The Services Of One Or More Members Of Our Senior Management Team.

The loss of the services of one or more of our executive officers or key employees, or the decision of one or more of these individuals to join a competitor, could adversely affect our business and harm our operating results and financial condition. Our success depends to a significant extent on the continued service of our senior management and other key sales, consulting, technical and marketing personnel.

We Could Be Competitively Disadvantaged If We Are Unable To Protect Our Intellectual Property.

If we fail to adequately protect our proprietary rights, competitors could offer similar products relying on technologies we developed, potentially harming our competitive position and decreasing our revenues. We attempt to protect our intellectual property rights by limiting access to the distribution of our software, documentation, and other proprietary information and by relying on a combination of patent, copyright, trademark, and trade secret laws. In addition, we enter into confidentiality agreements with our employees and certain customers, vendors, and strategic partners.

Despite precautions that we take, it may be possible for unauthorized third parties to copy aspects of our current or future products or to obtain and use information that we regard as proprietary. Policing unauthorized use of software is difficult, and some foreign laws do not protect proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others, any of which could adversely affect our revenues and operating results.

If We Become Involved In An Intellectual Property Dispute, We May Incur Significant Expenses Or May Be Required To Cease Selling Our Products, Which Would Substantially Impair Our Revenues And Operating Results.

In recent years, there has been significant litigation in the United States involving intellectual property rights, including rights of companies in the software industry. Intellectual property claims against us, and any resulting lawsuit, may result in our incurring significant expenses and could subject us to significant liability for damages and invalidate what we currently believe are our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and could divert management's time and attention. Any potential intellectual property litigation against us could also force us to do one or more of the following:

     . cease selling, incorporating or using products or services that incorporate the infringed intellectual property;

     . obtain from the holder of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on acceptable terms, if at all; or

     . redesign those products or services that incorporate the disputed technology, which could result in substantial unanticipated development expenses.

If we are subject to a successful claim of infringement and we fail to develop non-infringing technology or license the infringed technology on acceptable terms and on a timely basis, our revenues could decline or our expenses could increase.

We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could also result in significant expense and the diversion of technical and management personnel's attention.

Our Stock Price Has Been And Is Likely To Continue To Be Highly Volatile, Which May Make Our Common Stock Difficult To Resell At Attractive Times And Prices.

The trading price of our common stock has been and is likely to be highly volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

     .  actual or anticipated variations in our quarterly operating results;
     .  announcements of technological innovations;
     .  new products or services offered by us or our competitors;
     . conditions or trends in the software industry generally or specifically in the markets for asset management enterprise solutions;
     . changes in the economic performance and/or market valuations of our competitors and the software industry in general;
     . announcements by us or our competitors of significant contracts, changes in pricing policies, acquisitions, strategic partnerships, joint ventures or capital commitments;
     . adoption of industry standards and the inclusion of our technology in, or compatibility of our technology with, the standards;
     .  adverse or unfavorable publicity regarding us or our products;
     .  our loss of a major customer;
     .  additions or departures of key personnel;
     . sales of our common stock in the public market; and . other events or factors that may be beyond our control.

In addition, the stock markets in general, and in particular the markets for securities of technology and software companies, have experienced extreme price and volume volatility and a significant cumulative decline in recent months. This volatility has affected many companies irrespective of, or disproportionately to, the operating performance of these companies. These broad market and industry factors can materially and adversely affect the market price of our common stock, regardless of our actual operating performance.

Our Sales May Be Subject To Macro-Economic Conditions That Could Have An Effect On The Willingness Of Our Customers And Prospects To Make Large Capital Spending Decisions.

The current macro-economic forecast for the United States and some other countries indicates an economic slowdown. Many customers and prospective customers have issued public announcements regarding workforce reductions and spending controls in response to this slowdown. Because of these corporate pronouncements and economic conditions, our customers and prospects may defer large capital spending decisions that, in turn, could result in shortfalls in our revenue and operating results.

Our Operating Results Could Be Impacted By Changes In Interest Rates.

We are currently exposed to market risk from changes in the interest rates. Changes in the interest rates impact interest costs on our rate-sensitive liabilities. Presently we have a $3.0 million unsecured revolving line of credit with a market-based index. The liability is rate-sensitive because the interest rate is not contractually fixed for the next 12-month period. Therefore, significant increases in the interest rates could significantly increase our interest expense.

We Risk Liability From Potential Product Liability Claims That Our Insurance May Not Cover Which Could Materially Adversely Affect Our Business, Financial Condition And Results Of Operations.

In testing, manufacturing and marketing our products, we risk liability from the failure of products to perform as we expect. Although we currently have product liability insurance and seek to obtain indemnification from licensees of the products, obtaining additional insurance or indemnification may be inadequate, unobtainable or prohibitively expensive. We must renew our policies each year. We may not be able to renew our current policies or obtain additional insurance in the future on acceptable terms or at all. Our inability to obtain sufficient insurance coverage on reasonable terms, or otherwise protect ourselves against potential product liability claims in excess of our insurance, could materially adversely affect our business, financial condition and results of operations.

The Nasdaq Stock Market, Inc. May Delist Our Common Stock From The Nasdaq Smallcap Market If We Fail To Meet Their Continued Listing Requirements, Including Maintaining A $1.00 Per Share Minimum Bid Price. The Delisting Of Our Common Stock Could Materially Adversely Affect The Market Price And Market Liquidity Of Our Common Stock.

Recently, we have had to prove to Nasdaq that we were in compliance with The Nasdaq SmallCap Market continued listing requirements, including maintaining a $1.00 minimum bid price. We currently believe we are in compliance with these continued listing requirements, but if we fail to meet Nasdaq's continued listing requirements in the future, we may be delisted from The Nasdaq SmallCap Market. If our common stock is delisted from The Nasdaq SmallCap Market, trading, if any, of our common stock would thereafter have to be conducted in the over-the-counter market. In such an event, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock. In addition, if our common stock were to be delisted from trading on The Nasdaq SmallCap Market and the trading price of the common stock were to remain below $5.00 per share, trading in our common stock could also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any non-Nasdaq and non-national exchange equity security that has a market price of less than $5.00 per share, subject to certain exceptions). The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of our common stock and the ability of investors to trade our common stock. Many brokerage firms are reluctant to recommend lower price stocks for their clients, and the policies and practices of a number of brokerage houses tend to discourage individual brokers within those firms from dealing in lower price stocks. Also, the brokerage commission on the purchase or sale of a stock with a relatively low per share price generally tends to represent a higher percentage of the sales price than the brokerage commission charged on a stock with a relatively higher per share price, to the detriment of our shareholders and the market for our common stock.

Certain Provisions Of Pennsylvania Law And Our Articles Of Incorporation And Bylaws Could Have The Effect Of Making It More Difficult For A Third-party To Acquire, Or Of Discouraging A Third-party From Attempting To Acquire, Control Of Us.

We are a Pennsylvania corporation. Certain provisions of Pennsylvania law and our articles of incorporation and bylaws could have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from attempting to acquire, control of us. While these provisions may provide us with flexibility in managing our business, they could discourage or make a merger, tender offer or proxy contest more difficult, even though certain shareholders may wish to participate in the transaction. These provisions could also potentially adversely affect the market price of the common stock. These provisions include:

     . a provision allowing us to issue preferred stock with rights senior to those of the common stock without any further vote or action by the holders of common stock; and

     . the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, the issuance of preferred stock could have the effect of decreasing the market price of the common stock.

Summary Financial Information

The following table sets forth our selected financial and operating data. The selected historical statement of operations data for the years ended December 31, 2000 and 1999, and the selected historical balance sheet data as of December 31, 2000 and 1999, have been derived from the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000. The selected historical statement of operations data for the three months ended March 31, 2001 and the selected historical balance sheet data as of March 31, 2001, which are included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our financial statements and related notes. We have presented the following data in thousands, except per share amounts.

                                                                  For the
                                                       Three Months Ended March 31,             Year Ended December 31,
                                                   -------------------------------------  -----------------------------------
                                                                  2001                         2000                     1999
                                                                  ----                         ----                     ----
Summary of Operations:
Revenue..........................................                $ 3,565                     $13,984                 $18,678
Net Loss.........................................                $  (569)                    $(3,882)                $  (444)
                                                                 =======                     =======                 =======
Loss per common share:
 Basic and diluted (1)...........................                 $(0.03)                     $(0.24)                 $(0.03)
Average common shares outstanding
 Basic and diluted (1)...........................                 17,406                      16,269                  15,799

                                                                 For the
                                                       Three Months Ended March 31,            Year Ended December 31,
                                                   ------------------------------------   ------------------------------------
                                                                   2001                        2000                     1999
                                                                   ----                        ----                     ----
Financial Position:
Total Assets.....................................                $13,629                      $12,046                $12,388
Long-term debt, including current portion........                  1,229                        3,925                  1,623
Shareholders' equity.............................                  6,675                        1,982                  5,565

____________

(1) Weighted average number of common shares outstanding on a diluted basis for the three months ended March 31, 2001 and for the years ended December 31, 2000 and 1999, does not include common stock equivalents because the effect of inclusion of common stock equivalents would be to reduce the loss per common share.

The book value per share as to the most recent balance sheet presented is $0.32.

The financial information set forth on pages F-1 through F-18 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and on pages 3 through 8 of our Quarterly Report on Form 10-Q for the quarter ending March 31, 2001 are incorporated herein by reference. See Section 17 "Additional Information" for instructions on how you can obtain additional copies of these and of other of our SEC filings, including filings that contain our financial statements.

The ratio of earnings to fixed charges for the year ended December 31, 1999, was
0.4 to 1. A ratio of earnings to fixed charges is not applicable for the three months ended March 31, 2001 and 2000 and the year ended December 31, 2000.
Ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest, amortization of original issue discount and debt issuance costs, as applicable) and the estimated portion of operating lease rental expense which represents the interest factor (deemed to be one-third of lease payments). For the three months ended March 31, 2001 and 2000 and the year ended December 31, 2000, there was a deficiency of earnings available to cover fixed charges amounting to $329,800, $1.2 million and $3.1 million, respectively.

16.  ADDITIONAL INFORMATION.

With respect to the Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

In addition, we recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

     (a) our Annual Report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001, as amended on May 2, 2001;

     (b) our Quarterly Report on Form 10-Q for the period ended March 31, 2001, filed with the SEC on May 15, 2001;

     (c) our Definitive Proxy Statement for our 2001 Annual Meeting of Shareholders, filed with the SEC on May 7, 2001;

     (d) our Current Reports on Form 8-K, filed with the SEC on March 2, 2001, March 5, 2001, May 17, 2001, and May 20, 2001; and

     (e) our description of our common stock contained in the Registration Statement on Form 8-A, filed with the SEC on March 5, 1987, to register such securities under the Securities Exchange Act.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.     7 World Trade Center        500 West Madison Street
Room 1024                  Suite 1300                  Suite 1400
Washington, D.C. 20549     New York, New York 10048    Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

Our common stock is quoted on The Nasdaq SmallCap Market under the symbol "TESI" and our SEC filings can be read at the following Nasdaq address:

               Nasdaq Operations
               1735 K Street, N.W.
               Washington, D.C. 20006

We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of this Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

               Tangram Enterprise Solutions, Inc.
               Attn: Susan Barbee
               11000 Regency Parkway
               Suite 401
               Cary, North Carolina 27511

or by telephoning us at (919) 653-6000 between the hours of 8:30 a.m. and 5:30 p.m., Cary, North Carolina Time.

As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

The information about us contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

17.  MISCELLANEOUS.

We are not aware of any jurisdiction in which the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the optionholders residing in such jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from us is limited to this Offer to Exchange, including the Summary of Terms, the related documents delivered herewith and the Tender Offer Statement on Schedule TO.

We have not authorized any person to make any recommendation on our behalf as to whether or not you should tender your options pursuant to the Offer. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, the accompanying related documents and the Tender Offer Statement on Schedule TO. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

June 29, 2001              Tangram Enterprise Solutions, Inc.

                                   SCHEDULE A

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

                       TANGRAM ENTERPRISE SOLUTIONS, INC.

The directors and executive officers of Tangram Enterprise Solutions, Inc. and their positions and offices as of June 29, 2001, are set forth below:

Name                                            Age        Position with the Company
----                                            ---        -------------------------
John F. Owens                                   60         Chairman of the Board and Director
Thomas R. Brown                                 54         Director
James A. Ounsworth                              58         Director
Carl G. Sempier                                 69         Director
Carl Wilson                                     54         Director
Steven R. Zodtner                               44         Director
Norman L. Phelps                                63         President and Chief Executive Officer, Director
Steven F. Kuekes                                42         Senior Vice President and Chief Technology Officer,
                                                           Director
John N. Nelli                                   44         Senior Vice President and Chief Financial Officer
Ronald R. Nabors                                54         Senior Vice President, Worldwide Sales and Customer Care

================================================================================
John F. Owens                                         Director since 1992

Mr. Owens was appointed chairman of our board in December 1999. Mr. Owens is president of Solo Systems, Inc., a management consulting firm, and president of Implementation and Consulting Services, Inc., a systems software services company.

================================================================================
Thomas R. Brown                                       Director since 2001

Mr. Brown has served as chief executive officer of the Axial Finance group of companies since its formation in 1987. Axial is a Swiss-based international set of companies focused on financing in the high-tech sector in Europe and Southern Africa. Mr. Brown is also a director of Axial Technology Holding AG, a Swiss-based technology investment company, and a director of Axiam Holdings Limited, a South African-based financial services company.

================================================================================
James A. Ounsworth                                    Director since 1999

Mr. Ounsworth has served as vice president, secretary and general counsel of Safeguard Scientifics, Inc. since December 1991, and as a senior vice president, secretary and general counsel from November 1995 until November 2000. Safeguard is a leader in developing and operating premier Internet infrastructure companies. Mr. Ounsworth presently works with Safeguard and consults with other business entities. Mr. Ounsworth is a director of Owosso Corporation.

================================================================================
Carl G. Sempier                                       Director since 1992

Mr. Sempier is a business consultant.

================================================================================
Carl Wilson                                           Director since 1995

Mr. Wilson has served as executive vice president and chief information officer of Marriott International, an international hospitality company, since April 1997. Prior to that Mr. Wilson served as vice president-information resources of Georgia-Pacific Corporation, a diversified forest products company, from December 1992 to March 1997.

================================================================================
Steven R. Zodtner                                     Director since 2001

Mr. Zodtner has served as vice president of operations and development for Safeguard Scientifics, Inc., a leader in developing and operating premier Internet infrastructure companies, since February 2000. Prior to that Mr. Zodtner served as Managing Partner of aligne, Inc, a management and IT strategy consulting firm, from November 1996 to February 2000. Before co-founding aligne, Inc., Mr. Zodtner served as vice president of information systems with Independence Blue Cross based in Philadelphia, Pennsylvania.

================================================================================
Norman L. Phelps                                      Director since 2000

Mr. Phelps has served as a director and our president and chief executive officer since December 31, 1999. Prior to joining us, Mr. Phelps held the position of chief information officer at Blue Cross & Blue Shield of North Carolina, a health insurance company, from June 1995 to September 1999. Prior to that, he was chief executive officer of National Liberty Corp., a personal insurance company. Previously, Mr. Phelps served as executive vice president of Colonial Penn Group based in Philadelphia, Pennsylvania and also served as president of the Colonial Penn Group Information Systems Data Corporation.

================================================================================
Steven F. Kuekes                                      Director since 1993

Mr. Kuekes has served as a director and our senior vice president and chief technology officer since October 1993.

================================================================================
John N. Nelli

Mr. Nelli has served as our senior vice president and chief financial officer since February 1997. Before joining us, Mr. Nelli held various positions at Konover Property Trust, Inc. (formerly FAC Realty, Inc.), a publicly traded real estate investment trust, from February 1995 to January 1997, including chief financial officer, senior vice president - finance, chief accounting officer, and treasurer. Mr. Nelli is a certified public accountant.

================================================================================
Ronald R. Nabors

Mr. Nabors has served as our senior vice president, worldwide sales and customer care since August, 2000. Prior to joining us, Mr. Nabors served as vice president of sales for the Bell & Howell Mail and Messaging Technology Company, a subsidiary of Bell & Howell based in Research Triangle Park, North Carolina.

================================================================================
The address of each director and executive officer is: c/o Tangram Enterprise Solutions, Inc., 11000 Regency Parkway, Suite 401, Cary, North Carolina 27511.